Exhibit 99.2

New Comment Letter from Grayscale’s Legal Team

As of 09/05/2023

On August 29, 2023, a panel of the Court of Appeals for the DC Circuit unanimously vacated the SEC’s June 2022 denial of Grayscale Bitcoin Trust’s (GBTC) conversion to a spot bitcoin ETF.1 This is a significant milestone in GBTC’s conversion – a win celebrated by GBTC shareholders, the Grayscale team, and the Bitcoin, Crypto, and investment communities more broadly.

Today, following its review of the Court’s Opinion, our legal team and counsel at Davis Polk & Wardwell and Munger Tolles & Olsen delivered a letter to the SEC with important information to consider as it decides on next steps.

There are a few key quotes worth highlighting from the letter:

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If any other reason could be offered in attempting to differentiate spot bitcoin ETPs from bitcoin futures ETPs—whether based on the Exchange Act’s requirement that rules be “designed to prevent fraudulent and manipulative acts and practices” or otherwise—we are confident that it would have surfaced by now in one of the fifteen Commission orders that rejected spot bitcoin Rule 19b-4 filings even after bitcoin futures ETPs began trading.

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The Trust’s Rule 19b-4 filing has now been pending for nearly three times the length permitted for Commission action under Section 19(b) of the Exchange Act. […] And so the Commission’s review of the Trust’s Rule 19b-4 filing has now driven on significantly longer than the time allowed by Section 19(b).

Grayscale’s legal team also provides three points that they believe the SEC should take into account as it considers next steps, and concludes the letter with the following statement: “And so we hope you will agree that the best use of resources now is for the Commission to issue an order approving NYSE Arca’s Rule 19b-4 filing and authorize the staff to work with Grayscale and NYSE Arca to finalize the prompt listing of the Trust’s shares. We believe the Trust’s nearly one million investors deserve this fair playing field as quickly as possible.”

GBTC is ready to operate as an ETF upon regulatory approval, and Grayscale and its investors look forward to more information from the SEC.

You can download the comment letter here.

1 We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “‘40 Act”), as well as other exchange-traded products which are not subject to the registration requirements of the ‘40 Act.

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